For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Announces Third Quarter Financial Results for Fiscal 2005

Selected Third Quarter and Recent Highlights:

•	Company commences shipments of Everest controllers to Konica Minolta dealers

•	Progress reported on potential OEM design-win

•	Cash and investments balance of $4.4 million

•	Guidance maintained for profitable fourth quarter

•	Company obtains new credit facility from its bank

EL SEGUNDO, Calif., December 9, 2004 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for its fiscal 2005 third quarter ended October 31, 2004.

Third Quarter Results
Peerless reported third quarter revenue of $5.0 million compared with $5.8 million reported in last year’s third quarter and $6.3 million in this year’s second quarter. The decline in revenue was attributable both to a delay in the receipt of approximately $0.5 million in ASIC revenue following a vendor’s shipping error, and a delay in the anticipated shipments of the Company’s new Everest color controller to a major original equipment manufacturer (OEM). The $0.5 million in ASIC revenue was received early in the fourth quarter, and Peerless reported earlier today that it has begun shipping Everest units directly to dealers of Konica Minolta’s “bizhub C350,” a color multi-function product (MFP) designed for the office workgroup environment.

During the third quarter, Peerless signed four new license agreements collectively valued at $2.5 million, all of which were recognized as revenue during the quarter. Licensing backlog at October 31, 2004, was $0.8 million, which will be recognized over the next three quarters. Contract backlog for engineering services was $0.5 million, versus $0.4 million at January 31, 2004.

Gross margins in the third quarter were 57.6% compared with 52.1% in last year’s third quarter. The improvement resulted from a higher proportion of networking revenues, which have a lower cost of sales. Research and development expenses declined to $2.6 million, or 52.5% of revenue, from $3.2 million, or 56.0% of revenue, in the comparable period last year and $3.0 million, or 48.0% of revenue, in this year’s second quarter. Third quarter sales and marketing expenses were reduced to $0.7 million, or 13.2% of revenue, versus $1.2 million, or 20.4% of revenue in the third quarter last year and $1.0 million, or 16.4% of revenue, in this year’s second quarter. General and administrative expenses declined to $0.9 million, or 18.5% of revenue, versus $1.3 million, or 21.7% of revenue, in the comparable year-ago quarter and $1.3 million, or 21.1% of revenue, in this year’s second quarter. The declines within all three operating expense categories were the result of management’s efforts to contain costs, as well as the decline in spending associated with the development and testing of the Company’s new Everest controller and associated Sierra technologies.

Net loss in the third quarter was $1.3 million, or $0.08 per share, versus a net loss of $2.5 million, or $0.16 per share, in the third quarter last year, and a net loss of $1.5 million, or $0.09 per share, in this year’s second quarter.

Days sales outstanding for billed and unbilled receivables at the end of the third quarter were 54 versus 50 at the end of the second quarter and 72 at January 31, 2004. Total assets at quarter-end were $11.0 million, including cash and short-term investments of $4.4 million, or $0.28 per share. Stockholders’ equity at the end of the quarter was $5.3 million, or $0.33 per share.

Howard Nellor, president and chief executive officer, said, “We made substantial progress during the third quarter in the execution of our overall corporate strategy. We completed the necessary pre-launch modifications to our Everest color controller and also announced the release of our PCL 7.0 enhanced color software development kit.

“As we have previously discussed, our efforts to finalize development of the Everest controller were driven in part by our anticipation of a launch of the product by the U.S. distribution arm of a major OEM. The organization was completing final testing of Everest and we were nearing the execution of a distribution agreement. However, we were recently informed of certain urgent internal priorities that diverted resources within the organization to other development problems. Consequently, their Everest testing program was placed on hold. We have always carried an alternate plan to launch Everest directly to the OEM’s dealers, and as a result of this recent development, we have elected to execute our secondary strategy.

“We believe our direct-to-dealer sales model is gaining momentum. In the two-and-a-half weeks since initiating this program, we have shipped Everest evaluation units to 27 dealers carrying the Konica Minolta bizhub C350 MFP. I am pleased to report we recently received the initial orders for our controller.”

Nellor added, “Our direct contact with dealers is providing us with invaluable feedback and insight. We have received positive reaction to the controller’s easy installation features, and dealers are very encouraged that they can now market fax capabilities that previously were unavailable on the C350. We have also received comments on the exceptional performance and color quality that the controller provides. All of these insights will help us further enhance both our Everest controller and our core Sierra technologies.”

Nellor said Peerless also is actively engaged in a dialogue with an OEM regarding the development of several high-performance color controllers using Peerless’ Sierra technologies. “While the details and the scope of this prospective design win have not been finalized, we are encouraged by the progress we are making in our discussions,” Nellor said. “As always, there are significant risks and uncertainties associated with developments like this, and depending on the outcome of discussions, we may determine it is not in our best strategic interest to execute such a project. There are also significant risks and uncertainties associated with selling the Everest controller directly to dealers. Investors are cautioned not to place undue reliance on such events.”

Shortly after the close of the third quarter, Peerless announced the introduction of PeerlessPrint®7, a software development kit (SDK) available to OEMs for licensing. The new SDK delivers significant image-quality improvements and was designed to enable OEMs to satisfy a broader range of customer needs with select color printers and MFPs. Nellor said the early response to PeerlessPrint7 has been very positive, and the Company is aggressively pursuing new licensing opportunities.

Nine-Month Results
For the nine months ended October 31, 2004, total revenue was $14.7 million versus $17.6 million in the comparable period a year ago. The decline was primarily attributable to lower first-quarter product licensing revenue. Gross margin for the nine-month period was 57.8% versus 52.1% in the comparable period last year. Net loss was $6.9 million, or $0.44 per share, versus a net loss of $5.5 million, or $0.35 per share, in the comparable period last year, which included a $1.5 million gain from the sale of the Company’s remaining interest in Netreon and a lease buyout.

Guidance
The Company expects fourth quarter revenue to be in the range of $7.5 million to $8.0 million, which includes an anticipated new block license for networking technology and an annual license agreement valued at nearly $4.5 million. Revenue from the Everest controller is expected to be in the range of $0.2 million to $0.5 million depending upon how quickly the Company can ramp up its direct-to-dealer sales operations. With the expected new licensing agreement, the Company anticipates fourth quarter net income will exceed $1.0 million, while fourth quarter cash and investments are expected to exceed $5.0 million, which is dependent upon the collection of the annual license agreement valued at approximately $2.5 million.

New Credit Facility
At the end of the third quarter, the Company entered into a new credit facility with Silicon Valley Bank. The facility will allow Peerless to borrow up to $4.0 million against qualified accounts receivable. Any borrowings against this facility would be made at prime plus 2.75% and are to be repaid with the collection of the individual receivable financed. The Company is required to maintain a quarterly tangible net worth in excess of $2.5 million.

Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal third quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-291-9234 (01-617-614-3923 for international callers) and entering the passcode 23481272. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through December 16, 2004, by calling 888-286-8010 (01-617-801-6888 for international callers) and entering the passcode 52945360.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of forward-looking statements in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2004 in the Section called Certain Factors and Trends Affecting Peerless and Its Business at pages 16 through 23, inclusive, filed on April 30, 2004, and the Company’s most recent Quarterly Report on Form 10-Q dated July 31, 2004 in the Section called Certain Factors and Trends Affecting Peerless and Its Business at pages 20 through 28, inclusive, filed on September 14, 2004.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2004		2003
Revenues:
Product licensing	$4,574	91.5%	$4,456	77.3%
Engineering services and maintenance	352	7.0%	784	13.6%
Other	75	1.5%	522	9.1%

Total revenues	5,001	100.0%	5,762	100.0%

Cost of revenues:
Product licensing	1,488	29.7%	1,796	31.2%
Engineering services and maintenance	593	11.9%	729	12.7%
Other	39	0.8%	233	4.0%

Total cost of revenues	2,120	42.4%	2,758	47.9%

Gross margin	2,881	57.6%	3,004	52.1%

Operating expenses:
Research and development	2,628	52.5%	3,228	56.0%
Sales and marketing	660	13.2%	1,173	20.4%
General and administrative	923	18.5%	1,251	21.7%

Total operating expenses	4,211	84.2%	5,652	98.1%

Loss from operations	(1,330)	-26.6%	(2,648)	-46.0%
Interest income, net	15	0.3%	21	0.4%

Loss before income taxes	(1,315)	-26.3%	(2,627)	-45.6%
Provision for income taxes	31	0.6%	(100)	-1.7%

Net loss	$(1,346)	-26.9%	$(2,527)	-43.9%

Loss per share – basic and diluted	$(0.08)		$(0.16)

Weighted average common shares outstanding – basic and diluted	15,941		15,643

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	October 31,
	2004		2003
Revenues:
Product licensing	$11,373	76.9%	$13,320	75.7%
Engineering services and maintenance	1,831	12.4%	2,496	14.2%
Other	1,593	10.7%	1,785	10.1%

Total revenues	14,797	100.0%	17,601	100.0%

Cost of revenues:
Product licensing	3,126	21.1%	5,403	30.7%
Engineering services and maintenance	2,468	16.7%	2,245	12.8%
Other	648	4.4%	786	4.4%

Total cost of revenues	6,242	42.2%	8,434	47.9%

Gross margin	8,555	57.8%	9,167	52.1%

Operating expenses:
Research and development	9,031	61.0%	8,580	48.7%
Sales and marketing	2,908	19.7%	3,561	20.3%
General and administrative	3,424	23.1%	3,619	20.6%

Total operating expenses	15,363	103.8%	15,760	89.6%

Loss from operations	(6,808)	-46.0%	(6,593)	-37.5%

Interest income, net	33	0.2%	91	0.5%
Other income, net	—	0.0%	1,490	8.5%

	33	0.2%	1,581	9.0%

Loss before income taxes	(6,775)	-45.8%	(5,012)	-28.5%
Provision for income taxes	150	1.0%	492	2.8%

Net loss	$(6,925)	-46.8%	$(5,504)	-31.3%

Loss per share – basic and diluted	$(0.44)		$(0.35)

Weighted average common shares outstanding – basic and diluted	15,854		15,532

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,039	$5,069
Short-term investments	2,404	4,341
Trade accounts receivable, net	1,719	6,146
Unbilled receivables	1,271	—
Inventory	312	2
Prepaid expenses and other current assets	831	620

Total current assets	8,576	16,178
Property and equipment, net	1,565	1,981
Other assets	856	1,148

Total assets	$10,997	$19,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$605	$897
Accrued wages	442	384
Accrued compensated absences	805	805
Accrued product licensing costs	2,618	2,834
Income taxes payable	7	469
Other current liabilities	287	428
Deferred revenue	571	1,323

Total current liabilities	5,335	7,140
Other liabilities	336	366

Total liabilities	5,671	7,506

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,748	49,295
Accumulated deficit	(44,359)	(37,434)
Accumulated other comprehensive income	35	38
Treasury stock	(113)	(113)

Total stockholders’ equity	5,326	11,801

Total liabilities and stockholders’ equity	$10,997	$19,307